Exhibit 99.1

FIRST COMMUNITY BANK

OF AMERICA

Contact: Kenneth P. Cherven

President/CEO

(727) 520-0987

FOR IMMEDIATE RELEASE

NEWS

RELEASE

(April 2, 2004) –S.T. “Sie” Kamide has been appointed President of the Tampa Region of First Community Bank of America, which is in the process of being formed, announced Kenneth P. Cherven, Chief Executive Officer.

Kamide brings with him over 25 years experience as a commercial banker, most recently with First Commercial Bank of Tampa Bay. Sie has a BA degree in Economics from St. Lawrence University, and studied for an MBA at the University of Buffalo. Sie is active in several business and community organizations, including the Downtown Tampa Rotary Club. “We are very excited to have Sie join our management team at the Mid-County Office, where he will oversee the formation of the new Tampa Region,” stated Mr. Cherven.

First Community Bank has four offices serving Largo, Pinellas Park, St. Petersburg, and Port Charlotte, and a loan production office in Englewood.

First Community Bank Corporation of America, with assets of approximately $200 million, is the holding company for First Community Bank of America, and trades on the NASDAQ SmallCap under the symbol “FCFL.”

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.